UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2015

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2015, Citizens Financial Group, Inc. (the “Company”) announced that John Fawcett will retire from his role as Executive Vice President and Chief Financial Officer of the Company effective April 6, 2015 and will retire from the Company on April 30, 2015. On March 9, 2015, the Company appointed Eric Aboaf as Executive Vice President and Chief Financial Officer effective April 6, 2015. Mr. Fawcett’s responsibilities through his retirement date from the Company will include working with Mr. Aboaf on a smooth and effective transition.

Mr. Aboaf, 50, most recently was the Global Treasurer for Citigroup, a role he held since 2009. Prior to that, he served as Chief Financial Officer of both Citigroup’s North American Consumer Group and its Institutional Client Group. Previously, Mr. Aboaf was a partner and co-head of the U.S. financial services practice at Bain & Company.

On March 9, 2015, Mr. Aboaf entered into an employment agreement with the Company. Mr. Aboaf’s employment agreement provides that he will have an annual base salary of $700,000 and a role-based allowance of $800,000, which will be pro-rated in 2015. In the event that Mr. Aboaf’s role-based allowance is removed, diminished or altered, an appropriate adjustment will be made such that his total compensation opportunity in any non-prorated calendar year shall remain no less than $3,000,000. Mr. Aboaf will also receive a guaranteed variable compensation award of $1,700,000 for 2015, which will be paid in the same form and timeframe as for similarly situated colleagues serving in “Material Risk Taker” roles under the European Banking Authority rules as determined by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”). In addition, Mr. Aboaf will receive a buy-out award with an approximate value of $3,200,000 in consideration for awards from his previous employer that will be forfeited as a result of his resignation, which will be granted partially in the form of deferred cash and partially as restricted stock units, subject to approval by the Compensation Committee.

Mr. Aboaf’s employment agreement provides that in the event his employment is terminated by the Company without cause, he will receive a minimum of 26 weeks of base salary, his guaranteed 2015 variable compensation award (to the extent it has not yet been paid), and 52 weeks of his role-based allowance (only if the termination occurs in 2015 and only to the extent it has not yet been paid), subject to his execution and non-revocation of a release of claims in favor of the Company. In addition, in the event of Mr. Aboaf’s termination without cause in connection with a change in control of the Company during 2016, he will receive 200% of fixed pay, which includes base salary and role-based allowance (regardless of whether the role-based allowance is being paid at the time of termination), subject to the execution and non-revocation of a release of claims in favor of the Company. Mr. Aboaf is subject to restrictive covenants prohibiting solicitation of employees, and solicitation and interference with customers and prospective clients for twelve months following the termination of his employment with the Company for any reason as well as a confidentiality covenant of perpetual duration. His employment with the Company will be at-will and terminable by either party at any time and for any reason.

A copy of the Company’s press release announcing Mr. Fawcett’s retirement and Mr. Aboaf’s hiring is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1	Press Release issued by the Company, dated March 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Bruce Van Saun
Bruce Van Saun
Chairman and Chief Executive Officer

Date: March 9, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company, dated March 9, 2015